PURCHASE OPTION AGREEMENT

THIS PURCHASE OPTION AGREEMENT is effective as of the 9th day of October 2006, and is made by and between UCN, INC., a Delaware corporation (“UCN”), SCHEDULEQ, LLC, a Utah limited liability company (“SQ”) and all of the holders of member interest in SQ consisting of ANDREW JUDKINS, an individual (the “Majority Member”), JOEY SKINNER, an individual, and FUSHA INVESTMENTS, LLC, a Utah limited liability company (Andrew Judkins, Joey Skinner, and Fusha Investments are individually a “Member” and collectively the “Members”).

Recitals

A.     Each Member holds that percentage set forth opposite its name on the signature page to this Agreement of the member interest in SQ (“Member Interest”), and the aggregate amount of the Member Interest held by all Members is 100% of the issued and outstanding Member Interest of SQ.

B.     As an inducement to UCN to enter into the Reseller License Agreement of even date herewith, and in consideration of the benefits to be derived by the Members thereunder as the Members of SQ, the Members have agreed to grant to UCN the right and option to purchase all of the Member Interest as provided herein.

Agreement

NOW, THEREFORE, for and in consideration of the foregoing recitals and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

Section 1.     Grant of Option. Each Member hereby grant to UCN an option to purchase all, but not part, of the Member Interest in SQ on the following terms and conditions.

(a)	The option to purchase the Member Interest may be exercised by written notice given by UCN to each of the Members at any time on or after January 20, 2007 and prior to 5:00 P.M. Mountain Time on February 8, 2007. If the option is exercised with respect to one Member, it must be exercised with respect to all Members.

(b)	The purchase price for the Member Interest is as follows:

(i)	Base purchase price of $690,676.00 (the “Base Price”), which is allocated to each Member in the amounts set forth opposite the name of each Member on the signature page to this Agreement.

(ii)	Earnout purchase price in an amount not less than $100,000 or more than $982,000, which is earned and paid on the terms set forth in Exhibit A to this Agreement.

(iii)	The bonus payment, if applicable, provided for in Section 1(f), below.

(c)	Payment of the Base Price for the Member Interest and delivery of the documents of transfer necessary to convey to UCN 100% of the Member Interest shall occur at a closing (the “Closing”) to be held at 9:00 A.M. Mountain Time at the offices of Parsons Behle & Latimer, 201 South Main Street, Suite 1800, Salt Lake City, Utah 84102 (or such other location within Salt Lake County, Utah as Parsons Behle & Latimer may designate by written notice to the parties to this Agreement) on the 5th business day following the date notice of exercise of the option is given pursuant to this Section 1 (the “Closing Date”).

(d)	At the Closing UCN shall make payment of the Base Price for the Member Interest by delivering to each Member its pro rata portion of the following:

(i)	promissory notes in the form attached hereto as Exhibit B in the aggregate principal amount equal $360,676; and

(ii)	shares of common stock of UCN that are “restricted securities” within the meaning of Rule 144 adopted under the Securities Act of 1933, in an aggregate amount equal to $330,000 divided by the average of the closing high bid and low asked prices for one share of common stock in the over-the-counter market as reported on Bloomberg for the last trading day preceding the date on which notice is given pursuant to Section 1(a), above.

(e)	As of the Closing Date UCN and SQ shall make the following distributions and allocations:

(i)	All cash of SQ as of the date immediately prior to the Closing Date shall be distributed by SQ to the Members, except for cash required to pay any accrued and unpaid employee compensation as of the Closing Date, funds reserved to pay withholding or other payroll taxes accrued and unpaid as of the Closing Date, and $10,000 plus the difference (if a positive number) between the aggregate amount of trade payables (excluding the amounts listed under Section 3(a)) and $10,000. The $10,000 reserved by the Members under the foregoing formula will be applied to paying all costs of preparing SQ tax returns in accordance with Section 1(e)(ii), below and any other liabilities of SQ not specifically assumed by UCN at Closing, and any portion of the reserved amount not required for those purposes will be distributed to Members.

(ii)	As of the Closing Date SQ shall close its books for tax purposes, and all items of profit, loss, deduction, and credit that are realized prior to the Closing Date shall be reported by SQ in a final tax return on Form 1065 and allocated to the Members. All items of profit, loss, deduction, and credit that are realized from and after the Closing Date shall be reported by UCN. Prior to the Closing Date SQ shall either prepare and file with the Internal Revenue Service and the state of Utah or have reserved sufficient cash to pay all accounting and other fees and payments required to prepare and file with the Internal Revenue Service and the state of Utah its income tax returns, all employee withholding returns and payments, and wage and tax statements for all tax reporting periods ending on or before the Closing Date.

(f)	If on or before April 1, 2008, UCN enters into a binding agreement with Oracle Corporation headquartered in Redwood Shores, California, to sell substantially all of its assets at a price payable in cash equal to an amount not less than 300% of consolidated revenue of UCN and subsidiaries for the fiscal year ended immediately prior to the date the agreement is entered into and such transaction closes on or before September 1, 2008, then UCN shall pay to the Members a total of $1,000,000 on the date of closing of the purchase transaction allocated among the Members in the same proportion as the Base Price is allocated. Whether UCN enters into any such transaction with Oracle Corporation shall be determined by UCN in its sole discretion, and nothing in this Section 1(f) shall be construed to limit in any way the ability of UCN to affect any transaction (or not to affect a transaction) with any other person.

Section 2.     Additional Deliveries. At the Closing the parties shall also deliver the following:

(a)	UCN will deliver to Judkins, a written offer to employ Judkins on the terms set forth in the Employment Agreement attached as Exhibit C to this Agreement, and Judkins will provide written acceptance of such engagement.

(b)	UCN will deliver to Skinner, a written offer to engage the services of Skinner on the terms set forth in the Service Agreement attached as Exhibit D to this Agreement, and Skinner will provide written acceptance of such engagement.

(c)	SQ shall cause to be delivered to UCN the written agreement of David Southern to provide services to UCN on the terms set forth in Exhibit E to this Agreement.

Section 3.    Additional Covenants.

(a)	At the Closing UCN shall pay to or for the benefit of SCQ $256,324.40 in cash for certain SCQ liabilities consisting of the following:

SetPoint Hub, Inc.	$87,003.41
Mike Thompson	$90,563.23
Joey Skinner	$18,966.48
Andrew Judkins	$38,466.88
Roger Berrett	$14,880.80
Steven Burns	$3,738.00
Randy Farnsworth	$2,705.60

(b)	Prior to the termination of this Agreement, each of he Members covenants and agrees for itself that it will not sell, transfer, assign, or in any way alienate any of its Member Interest, whether now owned or hereafter acquired, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of UCN. In the event of any disposition of a Member Interest by reason of the death or dissolution of a Member prior to the termination of this Agreement, each of them covenants and agrees that its estate, any beneficiary taking thereunder, and/or any successor in interest shall be bound by the terms and conditions of this Agreement. Any purported transfer in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee.

(c)	Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(d)	From and after the date hereof, SQ will not engage, and none of the Members will take any action to cause or permit SQ to engage, in any practice, take any action, or enter into any transaction, agreement, or other arrangement with any other party without the prior written consent of UCN. Without limiting the generality of the foregoing:

(i)	SQ will not authorize or effect any change in its articles of organization or operating agreement;

(ii)	SQ will not authorize or issue any member or other equity interest in SQ, or grant any options, warrants, or other rights to purchase or obtain any such interest;

(iii)	SQ will not declare, set aside, or pay any distribution with respect to the Member Interests (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of the Member Interests;

(iv)	SQ will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;
(v)	SQ will not impose any lien or encumbrance upon any of its assets;
(vi)	SQ will not make any capital investment in, make any loan to, or acquire the securities or assets of any other person; and
(vii)	SQ will not commit to any of the foregoing.
(e)	Prior to the Closing Date, each party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4, 5 or 6, below. No disclosure by any party pursuant to this section 3(e), however, shall be deemed to amend or supplement representation or warranty or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
(f)	Each of SQ and the Members will not solicit, initiate, negotiate, or encourage the submission of any proposal or offer from any person relating to purchase or licensing of any of SQ’s software, services or assets, or the acquisition of all or a substantial portion of the Member Interests (including any acquisition structured as a merger, consolidation, or exchange). SQ and the Majority Member shall notify UCN immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
(g)	Each of the Members agrees that from and after the Closing Date UCN shall be entitled to the on-going value of customer accounts and relationships and employee experience and know-how of SQ. For these and other reasons and as an inducement to UCN to enter into this Agreement and exercise the option provided for herein, each Member agrees for itself and its affiliates that for a period of three years after the Closing Date (the “Restricted Period”) not to engage in any of the following solicitation activities:
(i)	During the Restricted Period each Member and its affiliates will not, directly or indirectly, for its own benefit or as agent for another, solicit any of the customers or customer prospects contacted by SQ prior to the Closing Date to purchase any workforce management software or service.
(ii)	During the Restricted Period each Member and its affiliates will not, directly or indirectly, solicit or induce any of the employees of UCN or SQ as of the date of this Agreement or that are employed by UCN or SQ prior to the Closing Date to leave such employment or assist any other entity in hiring any such employee.

(iii)	Nothing contained herein shall limit during the Restricted Period the right of any Member or its affiliate as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Member’s or affiliate’s equity interest therein does not exceed one percent of the outstanding shares or interests in such corporation or partnership.

(h)	All of the representations and warranties of the parties contained herein shall survive the Closing hereunder and continue in full force and effect for a period of three years following the Closing Date.

(i)	In the event any of SQ or the Members breaches (or in the event any third party alleges facts that, if true, would mean any of SQ or the Members has breached) any of its representations, warranties, and covenants contained herein without regard to any limitation or qualification by materiality and, provided that UCN makes a written claim for indemnification within the survival period set forth in Section 3(h), then the breaching party shall be obligated to indemnify UCN from and against the entirety of any cost, expense, or liability arising there from that UCN may suffer (including any cost, expense, or liability UCN may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing, in no event shall the liability of a Member to UCN under this Section 3(i) exceed the total amount received by the Member under Sections 1(b) and 3(a).

(j)	In the event UCN breaches (or in the event any third party alleges facts that, if true, would mean UCN has breached) any of its representations, warranties, and covenants contained herein without regard to any limitation or qualification by materiality and, provided that a Member damaged thereby makes a written claim for indemnification (the “Damaged Member”) within the survival period set forth in Section 3(h), then UCN shall be obligated to indemnify the Damaged Member from and against the entirety of any cost, expense, or liability arising there from that the Damaged Member may suffer (including any cost, expense, or liability the Damaged Member may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

Notwithstanding the foregoing, in no event shall the liability of UCN to a Damaged Member under this Section 3(i) exceed the total amount paid to the Member under Section 1(b).

Section 4.    Representations of UCN. UCN represent and warrant to SQ that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4),

(a)	UCN is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. UCN has all necessary corporate power and authority to carry on its business as now being conducted. UCN has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.
(b)	UCN has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by UCN and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of UCN and no other corporate proceedings on the part of UCN are necessary to authorize this Agreement and the transactions contemplated hereunder. Except for any approval of ComVest Capital LLC that may be required under the Revolving Credit and Term Loan Agreement (with all related agreement referenced therein the “Credit Agreement”) between UCN and ComVest Capital dated May 5, 2006, no consent of any person not a party to this Agreement nor consent of or filing with (including any waiting period) any governmental entity is required to be obtained or performed on the part of UCN to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of UCN enforceable against UCN in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor’s rights generally.
(c)	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by UCN), will (i) violate any constitution, statute, regulation, rule, order, decree, charge, or other restriction of any governmental entity to which UCN is subject or any provision of the charter or bylaws of UCN or (ii) except for the Credit Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which UCN is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance could not reasonably be expected to have a material adverse effect on UCN or on the ability of the parties to consummate the transactions contemplated by this Agreement.

Section 5.    Representations of the Members. Each of the Members represents and warrants to UCN only for itself and for no other Member that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5),

(a)	Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No consent of any person not a party to this Agreement nor consent of or filing with (including any waiting period) any governmental entity is required to be obtained or performed on the part of Member to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of Member enforceable against Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor’s rights generally.
(b)	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Member), will (i) violate any constitution, statute, regulation, rule, order, decree, charge, or other restriction of any governmental entity to which Member is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Member is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance could not reasonably be expected to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

(c)	Member holds (or will hold at Closing) all right, title, and interest in and to its Member Interest. The sale and transfer of the Member’s Member Interest to UCN at the Closing will transfer to UCN good and marketable title to the Member Interest free and clear of all liens, claims, security interests, and encumbrances whatsoever.
(d)	As of the date of execution hereof the Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933. Member, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and has so evaluated the merits and risks of acquiring promissory notes and common stock of UCN pursuant to this Agreement.

Section 6.    Representations of SQ and Majority Member. SQ and the Majority Member, jointly and severally, represent and warrant to UCN that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

(a)	SQ is a limited liability company duly organized and validly existing under the laws of the state of Utah. SQ has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
(b)	The Members hold 100% of the authorized and outstanding Member Interest in SQ. All of the issued and outstanding Member Interest has been duly authorized and is validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SQ to issue, sell, or otherwise cause to become outstanding any member or equity interest in SQ.
(c)	SQ has full power and authority (including full power and authority of a limited liability company) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of SQ, enforceable in accordance with its terms and conditions.
(d)	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SQ is subject or (ii) violate any provision of the articles of organization or operating agreement of SQ or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SQ is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien or encumbrance upon any of its assets). SQ does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(e)	SQ has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, free and clear of all liens, claims, security interests, or encumbrances, whatsoever.
(f)	SQ has no subsidiaries.
(g)	Except for those liabilities listed in Section 3(a), trade payables incurred in the ordinary course of business that do not exceed, in the aggregate $1,000, and any liability for tax returns and payments reserved for under Section 1(e)(ii), SQ does not have any liability as of the date of this Agreement and, to its knowledge and the knowledge of Majority Member, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability, including liability for any Federal or state sales, withholding, excise, payroll, income or similar taxes. At Closing the total liabilities of SQ, excluding the liabilities listed in Section 3(a), will not exceed $1,000 plus any liability for tax returns and payments reserved for under Section 1(e)(ii).
(h)	SQ has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) of federal, state, local, and foreign governments (and all agencies thereof), and, to its knowledge or the knowledge of the Majority Member, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been threatened, filed or commenced against SQ alleging any failure so to comply.
(i)	SQ has filed all Federal and state tax returns for all tax reporting and payment obligations applicable to SQ and its operations. All such tax returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by SQ (whether or not shown on any Tax Return) have been paid. SQ currently is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where SQ does not file tax returns that it is or may be subject to taxation by that jurisdiction. SQ has withheld and paid all payroll taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, or other third party.

(j)	“Intellectual Property” of SQ means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium). With respect to its Intellectual Property:
(i)	SQ owns and possesses, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission, all Intellectual Property necessary for development, production, and sale of its software and services and necessary for the operation of the businesses of SQ as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by SQ immediately prior to the Closing hereunder will be owned or available for use by SQ on identical terms and conditions immediately subsequent to the Closing hereunder. SQ has taken all necessary action to maintain and protect each item of Intellectual Property, other than registration, that it owns or uses.
(ii)	The Intellectual Property owned by SQ that is not licensed or otherwise acquired from third persons does not, to the knowledge of SQ and the Majority Member, infringe upon or otherwise come into conflict with Intellectual Property rights of any other person. Neither SQ nor the Majority Member has ever received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of the Intellectual Property rights of any other person (including any claim that SQ must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of SQ and the Majority Member, no other person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of SQ.

(k)	SQ is not a party or, to the knowledge of SQ and the Majority Member, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Neither SQ nor the Majority Member has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against SQ or that there is any basis for the foregoing.

Section 7.     Miscellaneous.

(a)	This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the state of Utah.
(b)	In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.
(c)	This Agreement, including the exhibits hereto, represents the entire agreement between the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.
(d)	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.
(e)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Due to the unique nature of the relationship between the parties and the rights conferred hereunder, either party is entitled to seek and obtain as a remedy for any breach or threatened breach hereof specific performance, in addition to any other remedy available at law or in equity. At any time prior to the Closing this Agreement may be amended by a writing signed by all parties hereto with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party for whose benefit the provision is intended.

(f)	All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, or twelve (12) hours after facsimile transmission to the persons identified below, or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

To UCN at:	UCN, Inc. 14870 Pony Express Road Bluffdale, Utah 84065 Attention: Paul Jarman Fax: (801) 715-5022

To SQ at:	1551 Homestead Cir Centerville, Utah 84014 Fax: (866) 456-3335

To the Members:	To their addresses set forth on the signature page to this Agreement.

Any party may change its address for notices by notice duly given pursuant to this Section 7(g).

[Signatures are presented on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on October 19, 2006, to be effective as of October 9, 2006.

UCN, Inc.

By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer

ScheduleQ, LLC

By:	/s/ Andrew Judkins
Andrew Judkins, Managing Member

Members

/s/ Andrew Judkins	Member Interest	90%
Andrew Judkins 1551 Homestead Cir. Centerville, UT 84014	Note Stock Value	$324,608.40 $297,000.00

/s/ Joey Skinner	Member Interest	5.00%
Joey Skinner 651 Meadow Creek Way Morgan, UT 84050	Note Stock Value	$18,033.80 $16,500.00

Fusha Investments, LLC

By:	/s/ Ryan Benson	Member Interest	5.00%
	Ryan Benson, Managing Member 1510 Homestead Cir. Centerville, UT 84014	Note Stock Value	$18,033.80 $16,500.00